STAN LEE ESTATE · ROC NATION COLLABORATION
NFT DEVELOPMENT AND DISTRIBUTION AGREEMENT
POWERED BY "CLICKSTREAM," "REBEL" AND "NIFTER"

This agreement ("Agreement") dated as of March 22, 2022 ("Effective Date") is made by and between The Stan Lee Estate, a Trust Estate ("SLE") and Roc Nation LLC, a Delaware Limited Liability Company with offices at 9348 Civic Center Drive, Beverly Hills, California, 90210 ("Roc Nation") and Clickstream Corp. a Publicly Traded Company Incorporated in the State of Nevada, with offices at 8549 Wilshire Blvd., Suite 2181, Beverly Hills, California, 90211 ("Click") and Rebel Blockchain Corp. a Montana Corporation with offices located at 1133 Esbenshade Dr., Lancaster, Pennsylvania, 17601 ("Rebel").

WHEREAS SLE is a Trust Estate and in connection therewith has rights to certain Content and encompasses the Estate of Stan Lee wherein his sole heir and daughter, Joan Celia Lee, is the sole trustee; and

WHEREAS "Click" along with "Rebel" owns and operates Nifter ("Nifter"), the application and marketplace which enables the minting and sale of NFT's (also known as Non-Fungible Tokens); and

WHEREAS "Roc Nation" is a full-service management, marketing, music publishing and entertainment company founded by Shawn "Jay-Z" Carter in 2008; and

WHEREAS, the parties identified above, are entering into this agreement in order to collaborate in creating a branded version of the application to be used by "SLE" to promote the Stan Lee Legacy and body of work, including the minting, marketing, and distributing "SLE' NFT's through the sales of Digital Assets as part of the Blockchain platform in conjunction with "Roc Nation." "Click" and "Rebel", in conjunction with "Nifter" and "Roc Nation" will use their best efforts to promote, sell, market, distribute and otherwise assist in commercially exploiting the "SLE" NFT's.

NOW, THEREFORE, in consideration of the foregoing and the mutual benefits contained herein, the parties hereto agree as follows:

1. DEFINITIONS.

1.1 "**Blockchain**" means an open-source, distributed computing network that operates as a publicly accessible, immutable, permanent digital ledger that can be used to Mint NFTs and to record and verify Smart Contract transactions related to such NFTs.

1.1.1 "**Ethereum Blockchain**" means the Blockchain commonly known as "Ethereum" which is a platform powered by Blockchain Technology that is best known for its native cryptocurrency, called Ether, or Eth, or simply Ethereum. "

1.2 "**Confidential Information**" means any and all information disclosed by a party ("Discloser") to the other party ("Recipient") in confidence that is labeled or identified as "confidential" or "proprietary", or that otherwise is of such a type or disclosed in such a manner that a reasonable person would understand that the information disclosed is confidential or proprietary under the circumstances. Confidential Information includes, without limitation, business and financial information, software, trade secrets, technical information, business forecasts and strategies, personnel information, and proprietary information of third parties.

1.3 "**Digital Assets**" means any digital material, that exits in a digital format, owned by an Enterprise or Individual, that has an intrinsic or acquired value, including but not all exclusive, photos, videos, animations, graphics, audio files, texts, presentations, 3D files, design files, documents, PDF's, artificial intelligence.

1.4 "**Intellectual Property Rights**" means any patent, patent application, copyright, moral right, trade name, trademark, service mark, trade secret, copyright, and any applications or right to apply for registration therefor, or any interest or other right including other intellectual property right of whatever kind, whether

registered or unregistered, and whether first made or created before or after the Effective Date.

1.5 "**SLE**" means the entity identified above.

1.5.1 "**Content**" means names, images, likenesses, audio and video recordings, data, art, assets and any other information, expressions, and renderings of or relating to SLE that SLE owns, controls, or otherwise has the right to use and distribute (including in digital form).

1.6 "**Marks**" means any trademarks, service marks, trade dress, trade names, corporate names, proprietary logos or indicia and any other identifiers or attribution.

1.6.1 "**SLE Marks**" means any Marks that SLE owns, controls, or otherwise has the right to use and distribute. SLE to have final written approval over the use of any SLE Marks or other intellectual property and SLE makes no representations or warranties regarding the SLE Marks use in connection with the NFTs or otherwise.

1.7 "**Net Revenues**" means gross revenue or other consideration or profits actually generated, received, credited to "Click" and/or "Rebel" from any party in any form of remuneration or currency from any form of exploitation of the SLE NFT's by SLE hereunder including, without limitation, the Original Issues and Resales of SLE NFTs, less only returns/credits/rebates, taxes payable, bad/uncollected debts, third party fulfillment fees/charges including but not limited to credit card processing charges, so-called "gas" fees of any Wallet provider, and cryptocurrency and/or fiat currency conversion fees. In connection with said revenues, Click and Rebel shall use best efforts to collect all Net Revenue generated therefrom.

1.8 "**Resale Royalties**" means any royalties payable to the SLE Application on any Resale of an SLE NFT, including as specified in the SLE NFT's Smart Contract, that are actually received and collected by "Click" in United States currency.

1.9 "**NFT**" or "**non-fungible token**" means a unit of digital data that is stored on a Blockchain and certified as a unique digital asset via incorporation of a Smart Contract and other applicable functionality.

1.9.1 "**SLE NFTs**" means NFTs comprising, embedding, related to, or otherwise leveraging SLE Content or any SLE intellectual property.

1.9.1.1 "**Original Issue**" means the initial/original sale of a Minted SLE NFT on the SLE Application.

1.9.1.2 "**Resale**" means any resale, licensing, or other distribution transaction of a SLE NFT subsequent to its Minting and Original Issue, whether on the SLE Application or otherwise. Resale of Digital Assets shall not be limited to the Nifter Marketplace, but shall be made available on other Peer to Peer Marketplace in existence that utilizes smart contracts, as examples but in no way intended to be limited to, OpenSea, Larva Labs, Rarible, Veve, Nifty Gateway, Mintable, and "Click and/or Rebel" must receive the resale proceeds on all resales pursuant to this agreement and smart contracts to distribute to the appropriate parties within this agreement.

1.9.2 "**Minting**" means the permanent publishing of an NFT on a Blockchain as a token.

1.9.3 "**Smart Contract**" means Blockchain functionality enabling certification of an NFT as a unique, non-duplicable item of ownership and the automatic, trustless fulfillment of certain conditions of such ownership including with respect to Resale Royalties.

1.10 ""**Click" and "Rebel" Technology**" means the Application including its Documentation, the Application Work-Product (but not the Content Work-Product), the Suggestions, and any of the following which "Click" and "Rebel" may utilize in connection with the Application and Application Services (but not Content Services) provided hereunder: (i) Internet domain names, logos and product and service names, and other trademarks and service marks; (ii) written, audio and visual information, documents, and other works of authorship; and (iii) technology, software, source and other computer code, hardware, products, processes, formulas, algorithms, user interfaces, know-how, show-how and other trade secrets, techniques, designs, inventions

and other tangible and intangible technical material, information, and knowledge of any kind.

1.11 "**Application**" means "Click" and "Rebel's" Internet platform that enables the Minting of NFTs and other related functionality.

1.11.1 "**Documentation**" means the user guides, technical specifications, online help, and other documentation made available by "Click" and "Rebel" to SLE regarding the Application.

1.11.2 "**SLE Application**" means a branded version of the Application featuring SLE's Marks; the main features of the SLE Application are described in Exhibit A.

1.12 "**Services**" means professional services performed by "Click" and "Rebel" for SLE hereunder, including administration, marketing, distribution, implementation, configuration, Minting, and sale of SLE NFT's and other consulting services.

1.12.1 "**Application Services**" means any Services other than Content Services. As part of its performance hereunder, "Click" and "Rebel" will perform certain Application Services as mutually agreed to by the parties from time to time.

1.12.2 "**Content Services**" means Services materially relating to or derivative of the SLE Content, and specifically excludes any Services relating to or derivative of the Application or any other "Click" and "Rebel's" Technology. As part of its performance hereunder, "Click" and "Rebel" in conjunction with "Nifter" will perform the following Content Services and any other Content Services that may be mutually agreed to by the parties from time to time:

1.12.2.1 Design, create and render certain original digital illustrations, graphic designs, photographic and/or animated GIF works of art (the "Creative Elements") and using Artificial Intelligence ("AI") based on the SLE Content.

1.12.2.2 **"Click" and "Rebel" shall (i) tokenize (programming/minting) the SLE Content utilizing blockchain technology to create one or more NFT from the SLE Content; (ii) manage the flow of funds, and ensure said funds are dispersed according to the agreed upon the terms hereof.**

1.12.2.3 "Click". "Rebel", and "Roc Nation" shall arrange and manage the marketing, distribution, and sale of the SLE NFT, including without limitation: (i) assisting and supervising in the creation of a marketing plan; (ii) deployment of assets (human resources or otherwise) across agreed to marketing channels; (iii) Deployment of owned assets/channels to aid in distribution, including increasing visibility on authentic industry channels, such as ClubHouse, or any verified @NFT channel; (iv) facilitate, secure and arrange sale of SLE NFTs on preferred NFT marketplace platforms.

1.12.3 "**Work-Product**" means the results and any other work-product of Services provided hereunder.

1.12.3.1 "**Application Work-Product**" means Work-Product resulting from Application Services and specifically excludes any Content Work-Product.

1.12.3.2 "**Content Work-Product**" means Work-Product resulting from Content Services and specifically excludes any Application Work-Product.

1.13 "**Third Party Components**" means third party proprietary and open-source technologies and software that "Click" and "Rebel" in conjunction with "Nifter" uses to operate the Application including any Wallet providers and payment processing services; the Third-Party Components are identified in the Documentation.

1.14 "**Suggestions**" means suggestions, ideas, enhancement requests, feedback, recommendations, or other information or knowledge relating to the use and operation of the "Click" and/or "Rebel" Technology, including the Application and Work-Product, that are provided to "Click" by SLE.

1.15 "**Wallet**" means Blockchain functionality enabling access to and transmission of NFTs via digital integration with a Blockchain.

2. APPLICATION

2.1 *DEVELOPMENT; LAUNCH.* Promptly following execution of this Agreement, the parties will cooperate to identify and mutually agree upon specifications for the SLE Application, and "Click" and "Rebel" will develop and launch the SLE Application based on such identified specifications. The target date for beginning the sale of SLE NFT's is March 1, 2022, but SLE acknowledges that such date is not guaranteed.

2.2 *ADMINISTRATIVE ACCESS & USE.* "Click" and "Rebel" hereby grants to SLE and its designated administrative users a limited, non-exclusive, non-transferable license, to access and administer the SLE Application during the Term in furtherance of the subject matter of this Agreement and for no other purpose. "Click" and "Rebel" will provide SLE personnel designated by SLE as admin users of the Application with credentials to access and administer the SLE Application. Only such SLE personnel credentialed as authorized users may access the SLE Application for administrative purpose (end user access being accessible to the public at large), and SLE is responsible for maintaining the confidentiality and integrity of such access credentials.

2.3 *MINTING; SALES.* Subject to the terms of this Agreement, SLE will at its sole discretion but in consultation with "Click" and "Rebel" determine the timing, form, content, and pricing of Original Issue SLE NFTs listed for sale on the SLE Application and all other commercial transactions derivative of, or enabled by, this Agreement. The SLE Application will also allow end-users to make Resales of SLE NFTs on the SLE Application. All transactions on the Application will be denominated exclusively in United Stated currency, with "Click" and "Rebel" being responsible for all associated billing, collections, and order fulfillment functions. Provided "Click" and "Rebel" applies its commercially reasonable efforts with respect to the same, SLE acknowledges and agrees that certain accounts may not be collectable and that "Click" and "Rebel" will not be required to take any collections actions to recover the same. "Click" and "Rebel" does not represent, warrant, or guarantee nor that the subject matter hereof will generate any minimum level of Net Revenues, whether overall or with respect to any period.

3. EXCLUSIVITY; SLE CONTRIBUTIONS & COVENANTS.

3.1 *NON-EXCLUSIVITY.* The SLE acknowledges and agrees that its collaboration with "Click" and "Rebel" hereunder is intended to be and will be on a strictly non-exclusive basis. Therefore, during the Term SLE may for itself or on behalf of any third party (other than "Click" and "Rebel" under this Agreement), endorse, retain, engage, allow, authorize, or otherwise facilitate, directly or indirectly, the Minting or other distribution of NFTs containing or relating to SLE Content, or otherwise compete with the business of "Click" and "Rebel". The parties agree that SLE will allocate certain items on a case-by-case basis to form SLE NFTs hereunder. Unless and until SLE agrees in writing to designate specific items to form a SLE NFT to be exploited under the terms of this Agreement, "Click" and "Rebel" shall have no rights in and to any SLE intellectual property. SLE shall have the approval over the initial SLE NFTs to be exploited hereunder, it being understood and agreed that SLE hereby approves "Click" and "Rebel's" exploitation of the following SLE NFTs (the "Exclusive NFT Material") during the Term of, and in accordance with, this Agreement:

1. Approximately 147 original art drawings by Stan Lee and autographed by Stan Lee as one NFT.
2. Stan Lee's original drawings of Spiderman Circa 1940's.
3. Stan Lee / Charles Schultz collaboration painting of Snoopy and Spiderman.
4. Silver Surfer Art-Work Original.
5. Spiderman Woven Tapestry Original.

It is hereby understood and agree that other than the Exclusive NFT Material during the Term, SLE shall have sole and exclusive right to produce, market and otherwise exploit NFTs and any other intellectual property on its own, or with third parties, without "Click" and "Rebel", during and after the Term of this Agreement with no consideration or rights being due "Click" and "Rebel". It is further understood and agreed that nothing contained in this Agreement shall convey to "Click" and "Rebel" any property right in and to any of SLE's property. Notwithstanding, the Exclusive NFT Material shall be exclusive to this Agreement and SLE shall not otherwise exploit any of the Exclusive NFT Material itself or through any third party. during the Term of this Agreement.

3.2 *PROMOTION; JOINT MARKETING.*

3.2.1 SLE and "Click" and "Rebel" in collaboration with Roc Nation will use its commercially best efforts to promote SLE NFTs and the SLE Application, including by collaborating with "Click" and "Rebel" and Roc Nation on joint marketing initiatives such as press releases and trade shows, as well as prominently featuring and promoting the same in SLE's own marketing activities.

3.2.2 None of the parties hereto may use any of Roc Nation's tradenames, logos, or other IP to promote any manner whatsoever including without limitation on social media, websites, or promote any product or service without Roc Nation's express written permission prior to the intended use in each case.

I. DELIVERABLES:

3.2.3 Deliverables of the Parties.

1. Press Conference / Press Releases:

Roc Nation shall generate publicity/messaging on all their social media platforms and channels, including their website along with all other news sources that Roc Nation has a relationship with that:

"Roc Nation has partnered with the Stan Lee Estate and Click Stream to promote and market the sale of certain Stan Lee Estate NFT's on Nifter which is powered by Clickstream."

That during this twelve (12) month campaign, Roc Nation shall generate biweekly posts as described above and including the NFT's to be sold and any other new information relative to the Stan Lee Estate NFT sale. The first post generated by Roc Nation shall commence at the time of execution of the NFT agreement or shortly thereafter and terminate at the end of the NFT Agreement as stated therein.

Roc Nation shall promote and market the sale of the Stan Lee Estate NFT's. The promotion and marketing shall commence within two (2) weeks of the signing of the NFT agreement and at least two (2) more promotional events leading up to the sale of any Stan Lee NFT's by Clickstream. The promotion and marketing deliverables terminate within twelve (12) month term in the NFT Agreement.

2. Roc Nation shall utilize their Media Relations Department to the best of their ability to maximize the breath of the campaign to expand the global awareness of the Sale of the Estate of Stan Lee NFT's during the term of that NFT Agreement

3. Roc Nation shall utilize their best effort to have its artists and athletes in the entertainments and sports industries to use their individual social media outlets / platforms such as, but not all exclusive, Twitter, Instagram, Facebook, You Tube, Tic Toks, Websites... to bring awareness and promote the

sale of the Stan Lee Estate NFT's through Clickstream.

4. That the Stan Lee Estate shall announce their partnership with Roc Nation and Clickstream to sell the Stan Lee Estate NFT's through the twelve (12) month period of the NFT Agreement by press releases and press conferences Pari-Passu with Roc Nations deliverables as described herein.

5. Roc Nation shall utilize their best efforts through their media relations department to reach their approximate 1 billion universal followers combining their brand at Roc Nation and all their artists followers to promote, market and bring awareness to the Stan Lee Estate NFT sale.

3.3 *FEEDBACK.* SLE agrees to meet regularly with "Click" and "Rebel" and Roc Nation to discuss and provide "Click" and "Rebel" information and feedback regarding: (1) the nature and extent of SLE's use of the "Click" and "Rebel" Technology; (2) any Suggestions regarding the "Click" and "Rebel" Technology; and (3) any errors in or feature requests for the Application.

3.4 *LICENSE TO SLE CONTENT & MARKS.* SLE hereby grants to "Click" and "Rebel" a limited, non-exclusive, and non-transferable license, to copy, store, configure, perform, display, and transmit SLE Content and Marks as necessary for "Click" and "Rebel" to fulfill its obligations under this Agreement including in connection with operation of the SLE Application only for so long as this Agreement is in effect. Additionally, to the extent required for "Click" and "Rebel" to fulfill its obligations under this Agreement, SLE agrees to provide "Click" and "Rebel" with reasonable access to Customer's digital infrastructure, to all relevant and required Customer and third party information, materials and data (to the extent under SLE's Control) including SLE Content and Marks, and to otherwise ensure the committed and timely participation of all necessary Customer and third party resources (to the extent under Customer's control) in meetings and activities relating to the subject matter hereof.

4. **SERVICES.** "Click" and "Rebel" will perform the Services specified in Section 1.11 above. "Click" and "Rebel" retains any Application Work-Product resulting from any Application Services, including all Intellectual Property Rights therein, but hereby grants to SLE, during the Term, a nonexclusive, non-assignable, royalty-free, right to access and use such Application Work-Product solely as necessary for SLE to access and use the SLE Application. SLE retains any Content Work-Product resulting from any Content Services, including all Intellectual Property Rights therein, but hereby grants to "Click" and "Rebel", during the Term, a nonexclusive, non-assignable, royalty-free, right to access and use such Content Work-Product solely as necessary "Click" and "Rebel's" performance hereunder. The scheduling of Services will be mutually agreed to by the parties. The Services will be performed during normal business hours only unless otherwise agreed to by the parties and will be performed at SLE's and/or "Click" and "Rebel's" facilities as mutually agreed to by the parties.

5. **COMPENSATION.**

5.1 *REVENUE SHARE.* In consideration for each party's performance under this agreement, "SLE", "Roc Nation" and "Click" shall receive the following:

1. "SLE" shall receive and be paid eighty percent (80%) of all such original issue net revenues and seventy percent (70%) of all resale net revenues.

   a. "SLE" shall also receive ten million (10,000,000) shares of stock in "Click" (a publicly traded company) after the NFT gross sales reach One Million U.S. Dollars ($1,000,000) and "SLE" shall additionally receive ten million shares of stock after

the NFT gross sales reach Ten Million U.S. Dollars ($10,000,000) and "SLE" shall receive an additional ten million (10,000,000) shares of stock after the NFT gross sales reach Twenty Million U.S. Dollars ($20,000,000).

SLE shall receive upon the execution of this agreement, fifteen million (15,000,000) shares of stock in "Click". Such shares shall vest in SLE, and no other action shall be required in order for SLE to take possession of and own such shares.

b. "SLE" shall also receive five (5.0%) percent equity position in "Rebel" which owns "Nifter" after the NFT gross sales reach One Million U.S. Dollars ($1,000,000) and "SLE" shall also receive an additional five (5.0%) percent equity position in "Rebel" when the NFT gross sales reach Five Million U.S. Dollars ($5,000,000) and "SLE" shall receive another five (5.0%) percent equity position in "Rebel" when the NFT gross sales reach Seventy Five Million U.S. Dollars ($75,000,000) and "SLE" shall receive another five (5.0%) percent equity position in "Rebel" when the NFT gross sales reach One Hundred Million U.S. Dollars ($100,000,000).

c. Upon request of SLE "Click" shall execute any further document to effect the transfer of shares contemplated herein.

2. "Roc Nation" shall receive:

a. Ten percent (10%) of all such original issue net revenues and ten percent (10%) of all resale net revenues.
b. Fifteen Million (15,000,000) shares of stock in "Click" upon execution of this Agreement. Such shares shall immediately vest in Roc Nation and no other action shall be required for Roc Nation to take possession of and own such shares; and
c. Five million (5,000,000) shares of stock in "Click" after the NFT gross sales reach Fifteen Million U.S. Dollars ($15,000,000).
d. Upon request from Roc Nation, "Click" shall execute any further document to effect the transfer of shares contemplated herein.

3. "Click" shall receive and be paid ten percent (10%) of all such original issue net revenues and twenty percent (20%) of all resale net revenues.

4. "Click" and "Rebel" will pay SLE and Roc Nation its share of Net Revenues on a monthly basis in arrears by the last business day of the month following the end of such calendar month. Any disbursement of Original Issue Net Revenues or Resale Net Revenues between "Click" and "Rebel" and SLE as contemplated herein requires the written approval of both "Click" and "Rebel" and SLE with "Click" and "Rebel" providing all the financial details and documentation to the financial net revenues of the disbursements. For clarity, SLE acknowledges and agrees that "Click" and "Rebel" will convert Resale Net Revenues collected in any currency other than United States Dollars into United States Dollars prior to its distribution to SLE and Roc Nation and "Click" and "Rebel" will be entitled to deduct the costs of such conversion. The revenue share provisions of this Agreement survive any

termination or expiration of this Agreement. During the term of the Agreement, "Click" and "Rebel" agree to keep all the usual and proper records and all financial books of accounts and all standard, usual and proper entries relating to the original Net and Gross Revenues and Resale Net and Gross Revenues. With reasonable notice and during normal business hours, SLE and Roc Nation, and its authorized representatives shall have the right to inspect, right to audit, right to examine, and to make copies of all financial records (in whatever form they may be kept, whether written, electronic, or other) relating and pertaining to this agreement at SLE's and Roc Nation's own expense.

5.2 *EXPENSES.* "Click" and/or "Rebel" shall bear all out-of-pocket reasonable and documented expenses incurred in connection with their performance under this Agreement (including travel, lodging and other related expenses

6. TERM AND TERMINATION

6.1 *TERM.* The initial term of this Agreement ("Initial Term") begins on the date this Agreement is fully executed and expires twelve (12) months thereafter. Upon expiration of the Initial Term, the parties may elect in writing to renew for additional renewal terms of twelve (12) months each (each, a "Renewal Term" and collectively with the Initial Term, the "Term).

6.2 *TERMINATION BY "CLICK".* "Click" may terminate this Agreement by providing 30 days written notice Breach and an opportunity to cure by "SLE" within the 30-day cure period. immediately if "Click" reasonably determines that the SLE Application: (i) is being misused or otherwise used in breach of this Agreement; (ii) is being accessed by any third party not authorized by "Click" under this Agreement; or (iii) is being used by SLE in violation of any applicable law or regulation. SLE may terminate this agreement at any time by providing 30 days written notice of breach and an opportunity to cure to "Click" if "Click" does not provide any of the services as outlined herein, within a 30-day cure period.

6.3 *TERMINATION FOR BREACH.* Either party may terminate this Agreement if the other party breaches any material provision herein and either the breach cannot be cured or, if the breach can be cured, it is not cured by the breaching party within thirty (30) days after the breaching party's receipt of written notice of such breach. Further, either party may terminate this Agreement, effective upon written notice to the other party, if the other party (i) becomes insolvent or admits its inability to pay its debts generally as they become due; (ii) becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law, which is not fully stayed within seven (7) business days or is not dismissed or vacated within forty-five (45) business days after filing; (iii) is dissolved or liquidated or takes any corporate action for such purpose; (iv) makes a general assignment for the benefit of creditors; or (v) has a receiver, trustee, custodian or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.

6.4 *EFFECT OF TERMINATION.* Upon the expiration or termination of this Agreement, all licenses, access, and usage rights granted hereunder shall immediately terminate. Upon the expiration or termination of this Agreement, all parties will destroy or return any SLE Confidential Information and Content in its possession. Notwithstanding the foregoing, Recipient may retain copies of Discloser's Confidential Information in accordance with its respective internal record retention policies for legal, compliance, or regulatory purposes, and will not be required to delete electronic Confidential Information stored in its back-up/archival storage in accordance with its policies provided that any such retained Confidential Information will continue to be subject to the terms of this Agreement.

7. OWNERSHIP

7.1 *BY "CLICK".* "Click" shall retain all Intellectual Property Rights in and to the "Click" Technology, Marks, and Confidential Information of "Click". This Agreement transfers none of "Clicks" or its licensors' Intellectual Property Rights in and to the "Click" Technology and "Click" Confidential Information. There are no implied licenses, and all rights not expressly granted hereunder are reserved to "Click" and its licensors. Other than as expressly set forth in this Agreement, no license, or other rights in or to the "Click" Technology are granted to SLE, and all such rights, titles, licenses, and interests are hereby expressly reserved.

7.2 *BY SLE.* SLE retains all Intellectual Property Rights in and to all SLE Content, Content Work-Product, SLE Marks, SLE NFTs, and SLE Confidential Information. This Agreement transfers none of the SLE's Intellectual Property Rights in and to the SLE Content.

7.3 As between "Click" and "Rebel" and SLE, SLE shall own and is hereby granted in perpetuity and throughout the universe, all right, title and interest as and when created, in and to the Content Work-Product including the SLE NFTs. The parties agree that the Content Services has been created as a work-made-for-hire specially ordered or commissioned by SLE under jurisdictions where such legal concept is recognized; and that SLE is deemed the sole author of the Work, and each and every component element thereof; and that SLE is deemed the sole owner of all right, title and interest of every kind or nature, whether now known or hereafter devised including without limitation copyright and all extensions and renewals thereof and that SLE shall have the right to make such use of the Content Work-Product, and each and every component element thereof, throughout the universe in perpetuity, including without limitation the right to add to, delete from, and combine the Content Work-Product, and each and every component element thereof, with the works of others, as SLE deems desirable, subject to the terms of this Agreement any exclusivity/licensing restriction noted herein; to the extent that the Content Work-Product, or any component element thereof, is not recognized under the legal jurisdiction of this Agreement as a work-made-for-hire, or to the extent that such concept is not recognized at law in any other jurisdiction, then to the fullest extent allowable, "Click" and "Rebel" hereby expressly and irrevocably grants, assigns and transfers to SLE, free from all liens and other encumbrances, said Content Work-Product, and each and every element thereof, and all rights therein comprised and contained for all media throughout the universe in perpetuity, including all copyright interests therein and any and all intellectual property derived therein under this Agreement.

8. WARRANTIES.

8.1 *BY ALL PARTIES.* Each party hereto represents and warrants that: (i) it has the full right, power and authority to enter into and to perform this Agreement and that its performance hereunder will be compliant with all applicable law and regulation; (ii) it is not under any restriction or obligation that may or will impair such party's full performance of this Agreement; and (iii) it shall not at any time do or authorize any person or entity to do anything inconsistent with, or anything that might diminish, impair or interfere with any of the other party's rights hereunder; and that the party signing on behalf of each party has the legal authority to bind said party to the agreement.

8.2 *BY "CLICK" AND "REBEL".* "Click" and "Rebel" represents and warrants that the SLE Application will perform substantially in accordance with its Documentation, and warranty will be "Click" and "Rebel's" prompt correction of any deficiency preventing the SLE Application from so performing. "Click" and "Rebel" represents and warrants that its performance hereunder will be performed in a workmanlike and professional manner consistent with industry practices, and warranty prompt correction of any such deficient performance.

8.3 *BY THE SLE.* The SLE represents and warrants that SLE has all necessary Intellectual Property Rights to SLE Content and Marks on a case-by-case basis, and the parties understand and agree SLE does not own and control the publicity and trademark rights in and to Stan Lee's name and likeness.

8.4 *BY ROC NATION:* Roc Nation represents and warrants that it will use its best efforts to market, promote and distribute the "SLE" NFT's subject to this agreement through its vast network nationally and internationally

and Roc Nation will use its best efforts to utilize its "A" list celebrities to market, promote and distribute the "SLE" NFT's.

9 INDEMNIFICATION.

9.1 *BY "CLICK" AND "REBEL".* "Click" and "Rebel" will each defend and hold each of SLE and Roc Nation and each of their respective members, employees, attorneys, agents, successors, affiliates, assigns and licensees harmless against any claim, liability, cost and expenses (including attorneys' and accountants' fees reasonably incurred) that the "Click" Technology and Marks, including as proposed to be used and actually used under this Agreement, infringe the Intellectual Property Rights of any third party, and at its expense will pay all losses, damages and expenses (including reasonable attorneys' fees) awarded or agreed to in a written settlement agreement. "Click" and "Rebel" shall not settle any claim without first notifying SLE and Roc Nation of the terms of any proposed settlement and obtaining SLE's and Roc Nation's consent thereto if such settlement required SLE or Roc Nation to admit to any liability.

9.2 *BY THE SLE.* The SLE will defend and hold "Click" and Roc Nation and its members, employees, attorneys, agents, successors, affiliates, assigns and licensees harmless against any claim, liability, cost and expenses (including attorneys' and accountants' fees reasonably incurred) that SLE Content and Marks, including as proposed to be used and actually used under this Agreement, infringe the Intellectual Property Rights of any third party or violates any privacy right of any third party, and at its expense will pay all losses, damages and expenses (including reasonable attorneys' fees) awarded or agreed to in a written settlement agreement. The SLE shall not settle any claim without first notifying "Click" and Roc Nation of the terms of any proposed settlement and obtaining "Click's" and Roc Nation's consent thereto if such settlement required "Click" or Roc Nation to admit to any liability.

9.3 "Click"" agrees to take out, and name SLE and JC Lee as additional insureds on, both General Liability and Errors and Omissions Insurance policies covering the parties acts or omissions related to this Agreement.

10. CONFIDENTIALITY

10.1 Recipient agrees that until one or more of the exclusions specified in the following Section below become applicable to such Confidential Information: (1) to hold Discloser's Confidential Information in strict confidence; (2) not to disclose the Discloser's Confidential Information to any third parties, except as described below; and (3) not to use any Confidential Information except to perform its obligation and exercise its rights under this Agreement. Recipient may disclose Discloser's Confidential Information to its officers, directors, employees or agents; (2) Recipient agrees to take reasonable measures to maintain the Confidential Information in confidence; and (3) Recipient will disclose Confidential Information only to those of its employees and contractors as are necessary for the use expressly and unambiguously set forth in the Agreement, and only after such employees and contractors have agreed in writing to be bound by terms no less restrictive than the provisions of this Agreement.

10.2 The restrictions set forth in this section shall not apply to any Confidential Information that the Recipient can demonstrate (1) was known to it prior to its disclosure by the Discloser; (2) is or becomes publicly known through no wrongful act of the Recipient; (3) has been rightfully received from a third party authorized to make such disclosure without restriction; (4) is independently developed by the Recipient; or (5) has been approved for release by the Discloser's prior written authorization.

10.3 The parties agree that a breach of this Section may cause immediate and irreparable harm for which monetary damages would be an inadequate remedy and therefore, the parties agree that in addition to any other remedies available at law or hereunder, the Discloser shall be entitled to seek equitable relief, including injunctive relief, from any court having jurisdiction, to protect its rights and interests pursuant to this section.

11. GENERAL PROVISIONS

11.1 *PUBLICITY.* The SLE grants to "Click" a limited, revocable, royalty-free, non-transferrable right to identify SLE as a customer, and to use SLE's Marks in marketing materials related to the SLE NFTs. Any other use of SLE's Marks by "Click" will be subject to SLE's prior written approval, which approval is solely in SLE's discretions.

11.2 *CHOICE OF LAW & VENUE.* This Agreement will be construed and interpreted under the laws of the State of California without giving effect to its principles of conflict of laws. With respect to any legal action initiated by "Click" and "Rebel", the parties hereby submit to the exclusive jurisdiction of, and waive any venue objections against, the state and federal courts located in Los Angeles County, California in any dispute arising under or in connection with this Agreement.

11.3 *ASSIGNMENT.* The "SLE" may not assign its rights or obligations under this Agreement without the prior written consent of "Click" and neither can "Click" without prior written consent of SLE. "Roc Nation" may not assign its rights or obligations under this agreement without prior written consent of "SLE".

11.4 *INDEPENDENT CONTRACTORS.* The parties hereto are independent contractors, and nothing herein will be deemed to cause this Agreement to create an agency, partnership, or joint venture between the parties. Nothing in this Agreement will be interpreted or construed as creating or establishing the relationship of employer and employee between the parties hereto.

11.5 *WAIVER.* The failure of either party to act in the event of a breach of this Agreement by the other party will not be deemed a waiver of such breach or a waiver of future breaches unless such waiver is made in writing and signed by the party against whom enforcement is sought.

11.6 *SURVIVAL.* Any provision or obligation contained in this Agreement which by its nature or effect is required or intended to be observed, kept, or performed after termination of this Agreement will survive the termination of this Agreement and remain binding upon and for the benefit of the parties, their successors and permitted assigns. Without limiting the generality of the foregoing, the following provisions survive any termination or expiration of this Agreement: Sections 5.1, 6.4 and Sections 7-11.

11.7 *NOTICES.* Any notices given under this Agreement will be deemed to be effectively given (i) when delivered personally, (ii) five (5) days after being posted, postage prepaid, via certified or registered mail, (iii) one (1) day after being sent via nationally/internationally recognized air/overnight courier, or (iv) upon confirmation of delivery after being sent via facsimile or email, in each case, to the recipient's contact information specified by the parties in writing, with a copy sent to the attention to Michael J. Smith, Esq. 70 Macomb Place, Ste 200, Mt. Clemens, MI 48043 Email: msmith@mikesmithlaw.com for notices to the Stan Lee Estate.

11.8 *COUNTERPARTS.* This Agreement may be executed simultaneously in two or more counterparts, each of which will be considered an original, but all of which together will constitute one and the same instrument. The parties agree to and will treat faxed or scanned documents in connection with this Agreement as originals;1however, this will not preclude either party from requiring the exchange of original signatures.

11.9 *SEVERABILITY.* If any provision of this Agreement will be adjudged by any court of competent jurisdiction to be unenforceable or invalid, that provision will be limited or eliminated to the minimum extent necessary so that this Agreement will otherwise remain in full force and effect and enforceable.

11.10 *SECTION HEADINGS.* The section headings appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such section or in any way affect such section.

11.11 *ENTIRE AGREEMENT.* This Agreement constitutes the entire agreement between the parties hereto relating to the subject matters of this Agreement, and supersedes all prior representations, proposals, discussions, and communications, whether oral or in writing, and all contemporaneous oral communications. This Agreement may be modified only in writing and will be enforceable in accordance with its terms if signed by the party sought to be bound.

EXHIBIT A

EXCELSOR – THE DIGITAL MUSEUM FOR PAST, PRESENT, AND FUTURE COMIC BOOK WRITERS, ILLUSTRATORS, AND OTHER TRUE BELIEVERS

- Stan Lee chat bot – interacts with fans
- Established Stan Lee main curated digital assets – focused on the man, his life, and his impact
- Time-gated shows for other comic book artists and illustrators – focused on the man/woman, his/her life, and his/her impact
- 3D environment with user experience flourishes to keep people coming back
- Periodic NFT releases associated with Stan Lee and other comic book artists and illustrators' work and life – gamify NFT fan engagement
- Contest gateway for aspiring comic writers and illustrators – if selected their work is highlighted in digital museum for 1 month

the party sought to be bound.

IN WITNESS WHEREOF, the parties have executed this Agreement by and through their respective duly authorized representatives as of the Effective Date.

SLE
The Stan Lee Estate

By: [signature]

Name: J.C. LEE

Title: TRUSTEE

Roc Nation, LLC

By: [signature]

Name: DESIREE PEREZ

Title: CEO

Rebel Blockchain Corp.

By: [signature]

Name: Frank Magliocchetti

Title: CEO

3.29.22

Clickstream Corp.

By: [signature]

Name: Frank Magliocchetti

Title: CEO

3.29.22